Exhibit 2.s.5

SUNSHINE MEDIA GROUP, INC.

CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2017 AND 2016

(UNAUDITED)

SUNSHINE MEDIA GROUP, INC.

INDEX TO REPORT

DECEMBER 31, 2017 AND 2016

(UNAUDITED)

PAGE
CONSOLIDATED BALANCE SHEETS	1-2

CONSOLIDATED STATEMENTS OF OPERATIONS	3

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ DEFICIT	4

CONSOLIDATED STATEMENTS OF CASH FLOWS	5

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS	6-13

SUNSHINE MEDIA GROUP, INC.

CONSOLIDATED BALANCE SHEETS

DECEMBER 31, 2017 AND 2016

(UNAUDITED)

	2017	2016
ASSETS
CURRENT ASSETS
Cash	$421,882	$133,391
Accounts receivable, net of allowance for doubtful accounts of $ 63,613 and $86,626 at December 31, 2017 and 2016, respectively	1,289,443	1,920,223
Unbilled revenue	9,307	144,166
Prepaid expenses	73,108	75,502

Total current assets	1,793,740	2,273,282

LONG-TERM ASSETS
Plant and equipment, net	280,244	659,732
Intangible assets, net	—	216,738

Total long-term assets	280,244	876,470

TOTAL ASSETS	$2,073,984	$3,149,752

The accompanying notes are an integral part of the financial statements.

SUNSHINE MEDIA GROUP, INC.

CONSOLIDATED BALANCE SHEETS

DECEMBER 31, 2017 AND 2016

(UNAUDITED)

	2017	2016
LIABILITIES AND STOCKHOLDERS’ DEFICIT
CURRENT LIABILITIES
Notes payable	$27,648,000	$27,648,000
Line of credit	1,328,000	1,328,000
Current portion of capital lease	—	28,646
Accounts payable	730,258	1,005,590
Accrued expenses	986,911	1,115,280
Accrued interest to related party	8,077,685	6,607,732
Customer deposits	7,582	23,777
Deferred revenue	39,749	11,670

Total current liabilities	38,818,185	37,768,695

STOCKHOLDERS’ DEFICIT
Common stock, $.001 par value; 3,000 shares authorized, 1,868 shares issued and outstanding	2	2
Preferred stock, $.001 par value; 20,000 shares authorized, 15,270 shares issued and outstanding	15	15
Additional paid-in capital	14,371,640	14,371,640
Accumulated deficit	(51,115,858)	(48,990,600)

Total stockholders’ deficit	(36,744,201)	(34,618,943)

TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	$2,073,984	$3,149,752

The accompanying notes are an integral part of the financial statements.

SUNSHINE MEDIA GROUP, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

YEARS ENDED DECEMBER 31, 2017 AND 2016

(UNAUDITED)

	2017	2016
NET SALES	$11,279,574	$13,716,876
COST OF SALES	7,575,710	8,715,688

Gross profit	3,703,864	5,001,188

OPERATING EXPENSES
Sales and marketing	1,341,508	2,246,851
Depreciation and amortization	606,680	602,656
General and administrative	2,280,383	2,728,449

Total operating expenses	4,228,571	5,577,956

LOSS FROM OPERATIONS	(524,707)	(576,768)

OTHER INCOME (EXPENSE)
Interest expense	(1,710,353)	(1,697,217)
Other income	109,802	349,906

Total other income (expense)	(1,600,551)	(1,347,311)

NET LOSS	$(2,125,258)	$(1,924,079)

The accompanying notes are an integral part of the financial statements.

SUNSHINE MEDIA GROUP, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ DEFICIT

YEARS ENDED DECEMBER 31, 2017 AND 2016

(UNAUDITED)

	Common Shares	Amount	Preferred Shares	Amount	Additional Paid-In Capital	Accumulated Deficit	Total
BALANCE AT DECEMBER 31, 2015	1,868	$2	15,270	$15	$14,371,640	$(47,066,521)	$(32,694,864)
Net loss	—	—	—	—	—	(1,924,079)	(1,924,079)

BALANCE AT DECEMBER 31, 2016	1,868	2	15,270	15	14,371,640	(48,990,600)	(34,618,943)
Net loss	—	—	—	—	—	(2,125,258)	(2,125,258)

BALANCE AT DECEMBER 31, 2017	1,868	$2	15,270	$15	$14,371,640	$(51,115,858)	$(36,744,201)

The accompanying notes are an integral part of the financial statements.

SUNSHINE MEDIA GROUP, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

YEARS ENDED DECEMBER 31, 2017 AND 2016

(UNAUDITED)

	2017	2016
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(2,125,258)	$(1,924,079)
Adjustments to reconcile net loss to net cash from operating activities:
Depreciation and amortization	606,680	602,656
Noncash interest expense	1,469,953	1,175,267
(Increase) decrease in operating assets:
Accounts receivable	630,780	643,554
Unbilled revenue	134,859	(13,245)
Prepaid expense	2,394	(857)
Increase (decrease) in operating liabilities:
Accounts payable	(275,332)	208,735
Accrued expenses	(128,369)	(611,198)
Customer deposits	(16,195)	(121,104)
Deferred revenue	28,079	(7,723)

Net cash from operating activities	327,591	(47,994)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of plant and equipment	(10,454)	(165,161)

Net cash from investing activities	(10,454)	(165,161)

CASH FLOWS FROM FINANCING ACTIVITIES
Principal payment on capital lease	(28,646)	(50,510)

Net cash from financing activities	(28,646)	(50,510)

CHANGE IN CASH	288,491	(263,665)
Cash - beginning of year	133,391	397,056

Cash - end of year	$421,882	$133,391

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid during the year for interest	$240,400	$521,950

The accompanying notes are an integral part of the financial statements.

SUNSHINE MEDIA GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2017 AND 2016

(UNAUDITED)

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization and Nature of Business

Sunshine Media Group, Inc. (the “Company”), incorporated on December 20, 2000, is a fully integrated publisher of regionally focused specialty trade magazines headquartered in Chattanooga, Tennessee. The Company provides full service advertising campaigns for the Hospital industry (Digital, Print and CRM). It also publishes in house magazines for which it sells ad space across two different titles; Builder Architect ™ and M.D. News ™ for a number of licensed publishers.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries, Sunshine Media, Inc., Sunshine Media Printing, Inc., Sunshine Media Advertising, Inc., SMTN, Inc., Sunshine Custom Publishing, Inc., and True North Custom Publishing, LLC. All significant intercompany transactions and balances have been eliminated in consolidation.

Use of Estimates

The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Fair Value of Financial Instruments

The Company’s carrying amount for its financial instruments, which include cash, accounts receivable, and accounts payable and long-term debt, approximate fair value.

Contingent Risk Regarding Cash Balances

From time to time, the Company has on deposit, in institutions whose accounts are insured by the Federal Deposit Insurance Corporation (FDIC), funds that total in excess of the insured maximum. The at-risk amount is subject to significant fluctuations on a daily basis throughout the year. The Company does not believe it is exposed to any significant risk on cash and cash equivalents.

Intangible Assets

Intangible assets are amortized over their estimated useful life.

(Continued)

6.

SUNSHINE MEDIA GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2017 AND 2016

(UNAUDITED)

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Accounts Receivable

Accounts receivable are carried at original invoice amount less an estimate made for doubtful receivables based on a review of all outstanding amounts on a periodic basis. Interest is not normally charged on receivables. A valuation allowance is provided for known and anticipated credit losses, as determined by management in the course of regularly evaluating individual customer receivables. This evaluation takes into consideration a customer’s financial condition and credit history, as well as current economic conditions. Accounts receivable are written off when deemed uncollectible. Recoveries of accounts receivable previously written off are recorded when received.

Plant and Equipment

Plant and equipment are recorded at cost less accumulated depreciation. Major additions and betterments are capitalized; maintenance and repairs are expensed as incurred. When plant and equipment are disposed of, the cost and related accumulated depreciation or amortization is removed from the respective amount, and resulting gains or losses are reflected in earnings. Depreciation and amortization are computed on the straight-line method. Leasehold improvements are depreciated over the lesser of the life of the lease or the estimated useful life of the asset. Plant and equipment are reviewed for impairment when events indicate the carrying amount may not be recoverable from future undiscounted cash flows. If impaired, the assets are recorded at fair value.

Revenue Recognition

Revenue from advertising and reprint sales is recognized upon distribution of the related magazines and reprints. Amounts received in advance of distribution are deferred as a customer deposit liability and are recognized as revenue upon distribution of the related magazines and reprints, generally within one to three months of receipt.

Revenues from publication contracts are recognized based on the established stages of completion.

Contract costs include direct job costs related to contract performance, such as mail prep costs, postage and custom photography. Direct labor payroll costs are charged to expense as incurred. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined. Changes in job performance, job conditions, and estimated profitability may result in revisions to costs and income and are recognized in the period in which the revisions are determined.

The asset “unbilled revenue” represents work performed on contracts not yet earned. The liability “deferred revenue” represents billings in excess of revenues earned.

(Continued)

SUNSHINE MEDIA GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2017 AND 2016

(UNAUDITED)

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Revenue Recognition (Continued)

The direct costs associated with print expenses are treated as a cost reimbursement and are recognized as revenue when incurred. Print costs incurred in excess of print billings are recorded as a receivable. Print billings in excess of print costs incurred are deferred as a liability.

Shipping and Handling Costs

The Company accounts for shipping and handling costs billed to customers as sales and totaled $436,427 and $479,606 for the years ended December 31, 2017 and 2016, respectively. Costs associated with shipping and handlings are included in cost of sales in the consolidated statement of operations and totaled $348,963 and $385,431 for the years ended December 31, 2017 and 2016, respectively.

Advertising Costs

The Company expenses advertising costs as incurred. Advertising costs for the years ended December 31, 2017 and 2016 totaled $16,983 and $39,731, respectively.

Income Taxes

Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for taxable temporary differences and operating loss and tax credit carryforwards, and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax basis. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

The Company follows the guidance of FASB ASC Topic 740, Income Taxes. Using this guidance, tax positions initially need to be recognized in the financial statements when it is more-likely-than-not the position will be sustained upon examination by the tax authorities. Such tax positions initially and subsequently need to be measured as the largest amount of tax benefit that has a greater than 50% likelihood of being realized upon ultimate settlement with the tax authority assuming full knowledge of the position and relevant facts.

Based on its evaluation, the Company has concluded that there are no significant uncertain tax positions requiring recognition in its financial statements. The Company’s evaluation was performed for the tax years ended December 31, 2014 through December 31, 2017, for both the United States Federal Income Tax and various states. These are the years which remain subject to examination by major tax jurisdictions as of December 31, 2017.

SUNSHINE MEDIA GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2017 AND 2016

(UNAUDITED)

NOTE 2 – PLANT AND EQUIPMENT

Property and equipment consist of the following at December 31:

	2017	2016
Leasehold improvements	$313,342	$313,342
Equipment	3,717,290	4,066,229
Furniture and fixtures	581,407	581,407
Software development costs	1,543,053	1,543,053

	6,155,092	6,504,031
Accumulated depreciation and amortization	(5,874,848)	(5,844,299)

	$280,244	$659,732

Depreciation expense on property and equipment was $389,942 and $384,656 for the years ended December 31, 2017 and 2016, respectively.

NOTE 3 – INTANGIBLES

Intangibles consist of the following as of December 31:

	Original Cost	Accumulated Amortization	Net
December 31, 2017
Customer relationships	$123,000	$(123,000)	$—
Trademarks	967,000	(967,000)	—

Total	$1,090,000	$(1,090,000)	$—

	Original Cost	Accumulated Amortization	Net
December 31, 2016
Customer relationships	$123,000	$(99,662)	$23,338
Trademarks	967,000	(773,600)	193,400

Total	$1,090,000	$(873,262)	$216,738

The Company’s intangible assets are amortized on a straight-line basis over the amortization periods as follows:

Amortization Period (Years)
Customer relationships	5
Trademarks	5

Amortization expense related to intangible assets totaled $216,738 and $218,000 for the years ended December 31, 2017 and 2016, respectively.

SUNSHINE MEDIA GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2017 AND 2016

(UNAUDITED)

NOTE 4 – LINE OF CREDIT AND NOTE PAYABLE

The Company has a $2,000,000 line of credit with Gladstone Capital, a related party, with a balance due of $1,328,000 at December 31, 2017 and 2016. The line of credit matures on May 14, 2018. Principal is due in quarterly payments of 50% of excess cash flow, as defined in the credit agreement, with all outstanding principal due at maturity. Interest accrues on the outstanding principal balance at 8% and is due on demand. The line of credit is collateralized by substantially all assets and shares of stock of the Company.

The Company has term note A with Gladstone Capital, a related party, totaling $16,948,000 at December 31, 2017 and 2016. Principal payments are due in annual payments of 50% of excess cash flow, as defined in the credit agreement, with all outstanding principal due on May 14, 2018. No excess cash flow payment was due for the year ended December 31, 2017. Interest accrues at LIBOR plus 3.75% on $11,948,000 of the balance and 8% on the remaining $5,000,000. The note payable is collateralized by substantially all assets and shares of stock of the Company.

The Company has term note B with Gladstone Capital, a related party, totaling $10,700,000 at December 31, 2017 and 2016. Principal is due in full on May 14, 2018. Interest accrues at 5.50% and is due on demand. The note payable is collateralized by substantially all assets and shares of stock of the Company.

The Company has a covenant to provide audited consolidated financial statements within 120 days of year end, without qualification. The Company was in compliance with this covenant at December 31, 2017 and 2016.

Interest expense for the year ended December 31, 2017 and 2016 totaled $1,710,353 and $1,697,217, respectively. Accrued interest at December 31, 2017 and 2016 totaled $8,077,685 and $6,607,732, respectively, and is payable on demand. If no demand is made, then accrued interest will be paid at maturity.

NOTE 5 – EQUITY

The Company has available for issuance preferred and common stock as authorized in the Company’s amended and restated articles of incorporation. All of the Company’s stockholders hold the same voting rights based on the number of shares owned.

The preferred stock will earn cumulative preferred returns of 8% of each stockholder’s unreturned original cost plus any unpaid preferred returns. These cumulative preferred returns are in preference to common stockholders’ cumulative dividends. The preferred stock accrues dividends at an annual rate of 8% based on unreturned original costs, compounded annually. In the event of a liquidation, the holders of the preferred stock are entitled to receive, prior to and in preference to any distributions to the holders of common stock, an amount equal to the sum of the unreturned original cost plus the accrued and unpaid cumulative dividends.

SUNSHINE MEDIA GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2017 AND 2016

(UNAUDITED)

NOTE 6 – EMPLOYEE BENEFIT PLAN

The Company maintains a contributory 401(k) plan for the benefit of employees meeting certain age and service requirements. Employees who elect to participate can make personal contributions to the plan based on certain percentages of salary earned within limitations prescribed by the Internal Revenue Code. Employer matching and profit-sharing contributions to the plan are discretionary and determined annually. The Company made no matching contributions to the plan during the years ended December 31, 2017 and 2016.

NOTE 7 – OPERATING LEASE

The Company leases corporate office space in Chattanooga, Tennessee under an operating lease expiring in March 2022. The Company at times also leases other equipment as needed.

Total rent expense related to all operating leases was $259,494 and $262,007 for the years ended December 31, 2017 and 2016, respectively. Future minimum lease payments on operating leases are as follows:

2018	$160,615
2019	160,361
2020	165,218
2021	170,211
2022	42,867

Total	$699,272

NOTE 8 – INCOME TAXES

The Company incurred no income tax expense or benefit for the years ended December 31, 2017 and 2016. This consists of a deferred tax expense (benefit) of $4,120,900 and ($786,500) for December 31, 2017 and 2016 with a change in valuation allowance of $(4,120,900) and $786,500 for December 31, 2017 and 2016.

On December 22, 2017, the President of the United States signed into law the Tax Cuts and Jobs Act (The “Act”). The Act permanently reduces the U.S. Corporate income tax rate from a maximum of 35% to a flat 21%, effective January 1, 2018. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to reverse. As a result of the reduction in the U.S. corporate income tax rate, the Company revalued its ending deferred tax asset at December 31, 2017 and recognized a provisional $4,997,300 tax expense in the Company’s consolidated statement of operations for the year ended December 31, 2017. The Company also decreased its valuation allowance by the same $4,997,300 which caused the tax changes to have no effect on the statement of operations.

As the Company has generated net losses since inception, there is uncertainty regarding the Company’s ability to realize deferred tax assets. Accordingly, a valuation allowance has been established relating to the Company’s net deferred tax assets. The valuation allowance was based upon management’s analysis of available information.

SUNSHINE MEDIA GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2017 AND 2016

(UNAUDITED)

NOTE 8 – INCOME TAXES (Continued)

The income tax provision differs from the amount of income tax determined by applying the U.S. federal income tax rate to pretax loss due to non-deductible expenses, over/under accruals from the prior year, the change in the valuation allowance, and other timing differences. The Company will begin to release the valuation allowance when it is more likely than not the deferred tax asset will be realized.

The tax effects of temporary differences that give rise to significant portions of deferred tax assets and liabilities consist of the following:

	2017	2016
Allowance for doubtful accounts	$16,500	$33,800
Accrued vacation and bonuses	46,000	38,100
Accrued interest	2,100,200	2,577,000
Sales tax reserve	24,900	85,600
Intangible assets	—	84,500
Charitable contributions carryforward	5,800	9,900
Federal net operating loss carryforward	6,303,000	9,860,000
State net operating loss carryforward	650,000	650,000
Deferred revenue	7,900	(51,700)
Depreciation	(12,400)	(24,400)

	9,141,900	13,262,800
Valuation allowance	(9,141,900)	(13,262,800)

Net deferred tax	$—	$—

NOTE 9 – SUBSEQUENT EVENTS

Management has evaluated events and transactions subsequent to the balance sheet date through March 2, 2018 (the date the financial statements were available to be issued) for potential recognition or disclosure in the financial statements. Management has not identified any items requiring recognition or disclosure.

NOTE 10 – MANAGEMENT’S PLAN

Management recognizes the Company has experienced losses since inception and has negative working capital as of December 31, 2017. Management has taken several steps to help reverse the situation and improve financial operations moving forward. First, the Company has undertaken several cost saving initiatives that have led to reduced overhead expenses by streamlining operations and updating software to both better serve clients and increase in-house efficiencies. Secondly, management is consistently taking their printing needs to market to ensure they are receiving the most reduced costs in their printing needs. They are also converting as many publications to electronic format eliminating printing costs altogether which will increase gross profit margins. Lastly, management is in process of hiring a new Chief Executive Officer that will be focused on sales growth through innovative sales strategies and acquisition of new clients.

The Company is dependent on financing, which is subject to certain covenants, to support its operations. The Company was in compliance with these covenants as of December 31, 2017. Gladstone Capital, a related party, has agreed to demand interest payments only to the extent the operating cash flows support the payment of interest.

SUNSHINE MEDIA GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2017 AND 2016

(UNAUDITED)

NOTE 11 – NEW ACCOUNTING PRONOUNCEMENTS

The FASB issued ASU 2016-02, Leases (Topic 842), in February 2016. ASU 2016-02 requires the recognition by lessees of assets and liabilities that arise from all lease transactions, except for leases with a lease term of 12 months or less. The lessee accounting model under ASU 2016-02 retains two types of leases: finance leases, which are to be accounted for in substantially the same manner as the existing accounting for capital leases, and operating leases, which are to be accounted for (both in the statement of activities and the statement of cash flows) in a manner consistent with existing accounting for operating leases. ASU 2016-02 also requires expanded qualitative and quantitative disclosures regarding the amount, timing, and uncertainty of cash flows arising from leases. ASU 2016-02 applies to the Company’s financial statements for the year ending December 31, 2020, with earlier implementation permitted. The Company’s management has not determined the impact on its financial statements as a result of implementing ASU 2016-02.